 Exhibit 99.1

INDEPENDENT ACCOUNTANTS' REPORT

Stockholders and the Board of Directors

Citizens Financial Services, Inc.

We have reviewed the accompanying consolidated balance sheet of Citizens Financial Services, Inc. and subsidiary as of June 30, 2003, and the related consolidated statements of income and comprehensive income for the three-month and six-month periods ended June 30, 2003, and the consolidated statement of cash flows for the six-month periods ended June 30, 2003 and 2002. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of December 31, 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended (not presented herein), and in our report dated January 17, 2003, we expressed an unqualified opinion on those consolidated financial statements.

Wexford, PA

July 18, 2003

/s/ SR Snodgrass
SR Snodgrass, A.C.